SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 26, 2010
Optimal Group Inc.
(Exact Name of Registrant as Specified in its Charter)
Canada
(State or Other Jurisdiction of Incorporation)

0-28572	98-0160833
(Commission File Number)	(IRS Employer Identification No.)
3500 de Maisonneuve Blvd. W., 2 Place Alexis-Nihon, Suite 800, Montreal, Quebec, Canada H3Z 3C1
(Address of Principal Executive Offices, Including Zip Code)
(514) 738-8885
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240, 14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEM 5.01   CHANGE IN CONTROL OF REGISTRANT
As previously disclosed, on March 16, 2010, 7293411 Canada Inc. (the “Offeror”) and Optimal Group Inc. (the “Company”) entered into a Support Agreement (the “Support Agreement”). Pursuant to the Support Agreement, the Offeror commenced a tender offer to purchase all of the Company’s issued and outstanding Class “A” shares (the “Shares”) at a price of $2.40 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 31, 2010, and the related Letter of Transmittal (together with the amendments and supplements thereto, collectively the “Offer”), which were filed as exhibits to the Offeror’s Tender Offer Statement / Transaction Statement on Schedule TO filed with the Securities and Exchange Commission on March 31, 2010, as amended. The Offer expired at 5:00 p.m. (Montreal time) on May 21, 2010 (the “Expiration Time”). Based upon the information provided by the depositary for the Offer, as of the Expiration Time, an aggregate of 3,874,086 Shares were validly tendered and not withdrawn, representing approximately 75.2% of the total outstanding Shares. All tendered Shares were accepted for payment by the Offeror and payment for the tendered Shares was made on May 26, 2010. In total, taking into account the Shares tendered to the Offeror and the Shares already held by the Offeror and its joint actors, 4,279,662 Shares and warrants to purchase an additional 152,192 Shares, representing approximately 83.1% of the total outstanding Shares, are owned by the Offeror and its joint actors. The Offeror paid approximately $9.3 million in cash consideration in the Offer. The Offeror’s source of funds for the Offer was a loan from Mr. Frances Choi.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2010	Optimal Group Inc. (Registrant)
	By:	/s/ Neil S. Wechsler
		Name:	Neil S. Wechsler
		Title:	Co-Chairman and Chief Executive Officer

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